For Immediate Release

TechniScan, Inc. Announces One-for-Four Reverse Stock Split
Stock Will Begin Trading on a Split-Adjusted Basis on June 28, 2010

SALT LAKE CITY (June 24, 2010) – TechniScan OTC BB: TSNI) a medical device company engaged in the development and commercialization of an automated breast ultrasound imaging system, today announced it filed a certificate of amendment to implement a one-for-four reverse stock split of the company’s issued and outstanding common stock.

The reverse stock split, which was previously approved by the company’s board of directors and stockholders, will take effect with the opening of the markets on Monday, June 28, 2010, subject to approval by FINRA. Trading of TechniScan’s common stock will continue on a reverse stock split-adjusted basis.

The board believes that the reverse stock split will increase market price, help attract long term investors and increase investor interest. The increase in stock price will also allow the company to meet the requirements to be accepted to the American Stock Exchange (AMEX), should the company pursue an application for such listing.

TechniScan stockholders will receive one new TechniScan share for every four shares that they held prior to the split, and all fractional shares will be rounded up to the next whole share on a certificate basis only. As a result of the reverse stock split, the number of shares of the company’s common stock outstanding will be reduced from approximately $82.9 million to approximately $20.7 million shares.

To indicate that the reverse stock split has occurred, a “D” will be added to the company’s trading symbol, such that the post-split common stock will trade under the symbol “TSNID” beginning on June 28, 2010 for a period of 20 trading days, after which TechniScan’s common stock will resume trading under the symbol “TSNI.” The new CUSIP number for the company’s post-split common stock will be 87855G 206.

About TechniScan

TechniScan Inc. is a medical device company engaged in the development and commercialization of a non-invasive imaging tool designed to provide physicians with automated ultrasound images of the human breast. TechniScan’s WBU™ imaging device is limited by U.S. law to investigational use unless, and until, cleared by the FDA. For more information, please visit www.tsni.com.

Forward Looking Statements

Certain statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “anticipate, “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “potential,” “intend,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of TechniScan Inc. (the “company”) to be materially different from those expressed or implied by such forward-looking statements. The company’s future operating results are dependent upon many factors, including risk factors discussed in the company’s periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov, including the company’s Annual Report on Form 10-K filed on March 22, 2010. The company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

###

For More Information:
Press and Media
Tracy Harden
TechniScan Medical Systems
(801) 994-2968
tharden@tsni.com